Exhibit 99.1

PRESS RELEASE

2/2/21

Carlisle Companies Authorizes Repurchase of an Additional 5 Million Shares

SCOTTSDALE, ARIZONA, February 2, 2021 - The Board of Directors of Carlisle Companies Incorporated (NYSE:CSL) today announced a new share repurchase program that authorizes management to buy back up to an additional 5 million shares of the company’s common stock over an indefinite period of time or until terminated by the Board. These shares will be purchased at management’s direction from time-to-time in the open market at prevailing market prices, in privately negotiated transactions, or through block trades. This authorization is in addition to approximately 2 million shares remaining as of December 31, 2020, under the existing share repurchase authorization announced in February 2019.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses that manufactures highly engineered products and solutions for its customers. Driven by our strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns by combining an entrepreneurial management style under a center-led framework with a balanced approach to capital deployment, all with a culture of responsible stewardship and continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, architectural metal, aerospace, medical technologies, defense, transportation, industrial, protective coating, auto refinishing, agriculture, and construction. Carlisle’s worldwide team of employees generated $4.8 billion in revenues in 2019. Learn more about Carlisle at www.carlisle.com.

Contact:     Jim Giannakouros, CFA
        Vice President of Investor Relations
        Carlisle Companies Incorporated
        (480) 781-5135
        jgiannakouros@carlisle.com